EXHIBIT 11.1

                                  BEST BUY CO., INC.

                 COMPUTATION OF NET EARNINGS (LOSS) PER COMMON SHARE

                      (Amounts in 000, except per share amounts)

                                     (Unaudited)


                                                        Three Months Ended              Nine Months Ended
                                                  November 29,   November 30,    November 29,   November 30,
                                                      1997           1996            1997          1996
                                                    ------         ------           -----        ------
Earnings (loss):

Net earnings (loss) available to
  common shares                                      $26,418      $(10,973)        $30,427       $(6,776)

Interest expense reduction,
  net of tax, upon exercise of
  preferred securities                                 2,280           -              -              -
                                                     -------      ---------        -------       --------
Earnings (loss) per share for
  calculation purposes                               $28,698      $(10,973)        $30,427       $(6,776)
                                                     -------      ---------        -------       --------

Shares:

Weighted average common shares
  outstanding                                         43,847         43,251         43,739         43,119

Adjustments:

Assumed issuance of shares
  purchased under stock option plans                   1,568           -               613           -

Assumed issuance of shares
  upon exercise of preferred securities                5,111           -              -              -
                                                     -------      ---------        -------       --------

Total common equivalent shares                        50,526         43,251         44,352         43,119
                                                     -------      ---------        -------       --------

Net earnings (loss) per common share                 $   .57      $   (.25)        $   .69       $  (.16)
                                                     -------      ---------        -------       --------

 Note:     The computation of earnings (loss) per common share assuming full dilution results in anti-dilution for periods other than the three month period ended November 29, 1997.